Exhibit 10.17
July 19, 2006
Keenan Conder
Dear Keenan:
     Expedia, Inc., a Washington corporation (the “Company”), and you have agreed to the termination of your employment with the Company upon the following terms and conditions of this “Separation Agreement”:
     1. You hereby acknowledge and agree that, effective as of July 31, 2006 (the “Termination Date”), your employment as Senior Vice President and General Counsel of the Company will terminate and you will resign from all positions you occupy (or have occupied) as an officer or director of the Company or any subsidiary or affiliate of the Company, provided that from the date hereof through the Termination Date (i) you shall perform such duties associated with your position consistent with past practice as may be requested by the Company and (ii) you shall be available for consultation and meetings, as determined by the Company, in each case, using your reasonable efforts to assist the Company in making an orderly transition from your services. Notwithstanding the foregoing, nothing herein shall prevent the Company from hiring any replacement prior to the Termination Date or relieving you of your responsibilities and your title prior to the Termination Date.
     2. (a) From the Termination Date through July 31, 2007 (the “Payment Period”), the Company will (1) pay to you, on the Company’s regular payroll dates, gross bi-weekly pay ratably based on an annual base salary amount of $285,000, and (2) at its option, either continue your current health coverage through the end of the Payment Period or pay on your behalf the full premium for you to receive continuation coverage under COBRA through the end of the Payment Period from your COBRA eligibility date, provided that you timely elect COBRA continuation coverage, and subject to all other COBRA requirements, and further provided that the Company’s obligation to continue your current health coverage and/or pay on your behalf the full premium for you to receive continuation coverage under COBRA shall earlier terminate as of the date on which you become eligible for group health plan coverage through any other employer. For that reason, and because your eligibility
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for COBRA continuation may be affected if you secure other group health plan coverage during the Payment Period, you agree to notify the Company within thirty (30) days of securing any such coverage. These severance benefits are designed to aid you in your employment transition, and will be offset, as described herein and in paragraph 2(e) below, by any compensation and/or health insurance coverage obtained through a new employer during the Payment Period.
          (b) You are entitled to your vested account balance in the Company’s Section 401(k) Plan as of the Termination Date, if any, in accordance with the terms and conditions of such plan. The Company will provide you with a summary of the procedures for all such benefits to be transferred to a private 401(k) plan or individual retirement account to be established by you.
          (c) Your short term disability insurance will end on the Termination Date. Your Long-Term Disability Plan coverage ends on the Termination Date and cannot be converted or continued.
          (d) Your coverage under the Company’s group health and dental plans and Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in these plans, ends on the last day of the calendar month of the Termination Date, i.e., July 31, 2006. If you wish to continue your participation and that of your eligible dependents in the Company’s group health and dental plans after the coverage ends, and/or if you wish to receive the benefit of the Company-paid COBRA payments in Section 2(a), you may do so under COBRA by completing and returning in a timely manner the election form that will be mailed to you under separate cover. All Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in these plans, may be converted to individual plans. Information about these options will be forwarded to you under separate cover.
          (e) Beginning on the Termination Date and continuing through the Payment Period, you agree to use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under this section. If you obtain other employment or provide services for compensation during the Payment Period, the amount of all payments provided for under Section 2 which have been paid to you shall be refunded to the Company by you in an amount equal to any compensation earned by you as a result of employment with or services provided to another employer or entity during the Payment Period, and all future amounts payable by the Company to you during the Payment Period shall be offset by the amount earned by you from another employer or entity. For purposes of this section, you shall have an obligation to inform the Company regarding your employment status during the Payment Period.

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     3. (a) During your employment at the Company, you have been granted various restricted stock units pursuant to restricted stock unit agreements (the “Restricted Stock Unit Agreements”) under the IAC/InterActiveCorp (formerly USA Networks) 1997 Stock and Annual Incentive Plan, the USA/InterActiveCorp (“IAC”) Amended and Restated 2000 Stock Annual Incentive Plan (the “2000 Plan”), and the Expedia, Inc. 2005 Stock and Annual Incentive Plan (collectively, the “Plans”).
          (b) Subject to the approval of the compensation committee of the board of directors of Expedia, Inc. (Delaware), your restricted stock units in Expedia, Inc. (Delaware) which would have vested during the Payment Period, as detailed on the attached Schedule A, will accelerate and be deposited in your account (less withholdings) as of the later of the Termination Date or the expiration of the Revocation Period, subject to Expedia, Inc. (Delaware)’s standard securities trading policy.
          (c) You are entitled to retain the common stock underlying the restricted stock units that are vested as of the Termination Date (including pursuant to the acceleration described in Section 3(b)).
          (d) As provided in the applicable Restricted Stock Unit Agreements, you hereby forfeit the restricted stock units granted to you pursuant to the applicable Restricted Stock Unit Agreements under the applicable Plans, in each case, that are unvested as of the Termination Date (other than those that accelerate pursuant to Section 3(b)). You agree that, subject to paragraphs 3(c), (d), and (e), upon this forfeiture you have no rights to or interests in any stock under the Restricted Stock Unit Agreements, or other rights to acquire equity of Expedia, Inc. (Delaware) or IAC or any of its affiliates or otherwise.
          (e) Except as expressly provided otherwise in this paragraph 3, all terms of the Restricted Stock Unit Agreements shall remain in full force and effect in accordance with the terms and conditions therein and unchanged and are hereby confirmed in all respects.
     4. If you move before the end of the Payment Period, the Company agrees to reimburse the reasonable relocation expenses (which may include the closing costs associated with the sale of your home on Mercer Island) of you and your family’s move from Mercer Island, Washington to another location, up to a maximum net amount of $100,000 (grossed up for taxes), provided that any relocation reimbursement shall be offset by any relocation benefits provided to you and your family by your new employer. If you obtain other employment and are offered or receive relocation expense reimbursement from that employer, the amount of all

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payments provided for under Section 4 which have been paid to you shall be refunded to the Company by you in an amount equal to any relocation benefits you received from such other employer, and all future relocation reimbursement amounts shall be offset by the amount received by you from another employer. For that reason, you agree to notify the Company within thirty (30) days of reaching agreement for relocation expenses by your new employer.
     5. The Company shall have the right to deduct from all payments under this Agreement amounts required to be withheld by the Company under applicable tax laws. Tax withholding from the payments provided for in Section 2 above shall be consistent with the withholding done from your salary when you were actively employed. The Company shall also have the right to deduct any personal account balances (including but not limited to travel advances) or other outstanding monies due by you to the Company from the payments to which you may be entitled under this Agreement.
     6. (a) For and in consideration of the payments and promises made by the Company herein, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its affiliates, including without limitation, Expedia, Inc. (Delaware), and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (including attorneys’ fees, costs and disbursements actually incurred), in law, admiralty or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise, including without limitation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq.; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. §201 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Americans With Disabilities Act, 42 U.S.C. §1001 et seq. and §12,112 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. §1981 et seq.; the Washington Law Against Discrimination, RCW 9.60 et seq; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment

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of labor, or otherwise, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except as otherwise provided in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Releasors expressly waive any right or claim for reinstatement of employment, backpay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death and dismemberment coverage, long term disability coverage, stock or other interests in the Company, or any affiliate, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise.
          (b) Notwithstanding anything to the contrary set forth in this section 6, neither you nor the Company release, waive or discharge the other from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification or contribution with respect to any liability (A) incurred by you as a director or officer of the Company or (B) of the Company as a result of any willful misconduct or material breach of fiduciary duties by you.
          (c) For the purpose of implementing a full and complete release and discharge of each party, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 6 that such party does not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Agreement are third party beneficiaries of this Agreement and are entitled to enforce its provisions.
     7. A restricted period (“Restricted Period”) shall exist during your continued employment hereunder and during the 24 month period starting on August 1, 2006 and continuing through July 31, 2008. During this Restricted Period, you shall not, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Agreement: (i) a “Competitive Activity” means, as of the Termination Date, any business or other endeavor, in any jurisdiction, of a kind being conducted by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates), including, without limitation, those that are engaged in the provision of any travel related services (including, without limitation, corporate travel services) in any jurisdiction as of the Termination Date (such affiliates including, without limitation, Expedia Corporate Travel, Hotels.com, Hotwire and Trip Advisor); and (ii) you shall be considered to have become “associated with a Competitive Activity” if you become

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directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if you are not otherwise affiliated with such corporation.
     8. You recognize that you possess confidential information about other employees, consultants, agents and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. You recognize that the information you possess about these other employees, consultants, agents and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and was acquired by you because of your business position with the Company. You agree (i) that during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates; provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates and (ii) that you will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person.
     9. During the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers (including providers of travel inventory) to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (such customers, suppliers, partners and affiliates, collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the

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services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.
     10. You acknowledge that, during the course of your employment with the Company, you may have developed Confidential Information (as defined below) for the Company, and you may have learned of Confidential Information developed or owned by the Company or its affiliates or entrusted to the Company or its affiliates by others. You agree that you will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.
     “Confidential Information” means any and all information relating to the Company which is not generally known by the public or others with whom the Company does (or plans to) compete or do business, as well as comparable information relating to any of the Company’s affiliates. Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as the Company’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that the Company may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company’s affiliates.
     “Confidential Information” does not include any information that is: (i) shown to have been developed independently by you prior to your employment with the Company; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that you have first promptly notified the Company of such disclosure requirement and have cooperated fully with the Company (at the Company’s expense) in exhausting all appeals objecting to such requirement).
     You recognize that any violation of your obligations described in this section of this Agreement (and in paragraphs 7, 8, and 9 hereof) may result, in the Company’s sole discretion and to the maximum extent permitted by law, in forfeiture by you of any or all payments and other benefits under this Agreement. You also agree that, in addition to and without limiting the availability of any other legal or equitable remedies the Company may have against you, the Company shall be entitled to an injunction restraining you from further violation of such sections.
     11. In accordance with normal ethical and professional standards, prior to and following the Termination Date, you agree to refrain from taking actions or

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making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. You further agree not to make any negative statements to third parties relating to your employment or any aspect of the business of the Company and its affiliates and not to make any statements to third parties about the circumstances of the termination of your employment, or the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors and employees, except as may be required by a court or governmental body. You may however discuss the circumstances of the termination of your employment with the Company with your attorneys, tax advisors, and immediate family.
     12. On or before the Termination Date, you agree to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and you will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, no later than the Termination Date.
     13. You agree to make yourself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within your knowledge, and further agree to provide truthful information to the Company an affiliate or subsidiary thereof or any of their representatives as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, investigations or requests for information. You also agree to make yourself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem your cooperation necessary. You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation.
     14. You hereby represent that you have not filed or commenced any proceeding against the Releasees, and hereby covenant and agree not to file or commence any proceeding against the Releasees with respect to your employment with the Company or the termination thereof, or otherwise, arising on or prior to the

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date of execution of this Agreement. You also agree that if you breach these representations or covenants, then you authorize the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that you have completely released and waived such proceeding.
     15. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Company hereby consents to, and you hereby submit your person to, the jurisdiction of all state courts of the State of Washington sitting in King County, and the United States District Court for the Western District of Washington, for the purposes of the enforcement of this Agreement. All disputes under this Agreement will be determined in the Federal or State courts within the state of Washington, sitting in King County.
     16. (a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.
          (b) This Agreement, and the stock plan agreements referenced in Section 3, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto. This Agreement can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.
     17. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the following:
Keenan Conder
and if to the Company, to:

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Expedia, Inc.
3150 139th Ave SE
Bellevue, Washington 98005
Attention: EVP of Human Resources and General Counsel
or such other address as you or the Company may have furnished to the other parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.
     18. In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you shall be required to repay to the Company the payments set forth herein.
     19. This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.
     20. You acknowledge and agree that, in deciding to execute this Agreement, you have relied entirely upon your own judgment, that you have read this Agreement and have had adequate time to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this Agreement voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Agreement; (b) you were afforded sufficient opportunity to and did consult with an attorney; (c) you had 21 days from your receipt of this Agreement to consider this Agreement before executing and delivering this Agreement; (d) your waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (e) you understand the terms of this agreement; (f) you may revoke this Agreement by delivering written notice to the Company within a period of seven (7) days following the day on which you execute this Agreement (the “Revocation Period”), and this Agreement shall not become effective or enforceable until after the Revocation Period has expired; and (g)

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nothing in this agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, you have waived any right to monetary relief. For this revocation to be effective, written notice from you must be received by the Company at the address set forth and as provided in paragraph 17 no later than the close of business on the seventh calendar day after you sign this Agreement. If you revoke this Agreement, you will not receive any of the payments or benefits described in this Agreement.
     BY SIGNING THIS AGREEMENT, YOU STATE THAT:
     (a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;
     (b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;
     (c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;
     (d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;
     (e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND
     (f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS.
     If the foregoing correctly sets forth our understanding, please sign one copy of this Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.
Sincerely,
EXPEDIA, INC.

By: Name:	/s/ Connie Symes Connie Symes	July 31, 2006 Date July 31, 2006
Title:	VP, Human Resources

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          I, Keenan Conder, acknowledge that I have been given at least twenty-one (21) days from the date of this Agreement to consider the terms contained herein and that I have seven (7) days after signing this Agreement in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement without reservation and fully understand all of its terms.
ACCEPTED AND AGREED:

/s/ Keenan Conder Keenan Conder	July 31, 2006 Date July 31, 2006

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